FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of XXXX, 2000, by and between Enableware Technologies, INC., ("the Employer"), of 158 East 58th Street - 24th Floor, New York, New York 10022, and Robert Ziglin, ("the Employee"), of Phoenix, Arizona.

1. Employer is engaged in the business of providing migration software and services from Legacy Systems to the Internet.

2.       Employer desires to have the services of the Employee.

3.       Employee is willing to be employed by Employer.

Therefore, the parties agree as follows:

1. EMPLOYMENT. Employer shall employ Employee as a CEO to develop the business of the Company and develop and implement the long-term strategy for the Company Employee accepts and agrees to such employment, subject to the general supervision, advice and direction of the Employer's Board of Directors only. Employee may also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Employee from time to time.

2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be provided at such place(s) as the needs devoting his best efforts and entire professional time and attention to the performance and fulfillment of his duties and to the advancement of the interests of the Company, or opportunities of the Employer may require from time to time.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee an annual salary of $100,000.00 payable in monthly installments payable on the first day and the fifteenth day of each month. Annually, the Board of Directors will review and determine increases in the Employee's compensation to be effective on the Employee's employment anniversary. Upon termination of this Agreement, payments under this paragraph shall cease except as notes in Section 9; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid. Employee shall be entitled to 20 days per year accrued vacation and will be paid in accordance with state law and the Employer's customary procedures. In addition to the compensation described above, while Employee is employed hereunder, Company shall pay and provide Employee and his dependents with the same amount and type of health, medical and life insurance as is provided from time to time to Company employees of Employee's executive level during the term of this Agreement. Employee shall also be paid, as to each year during the term, a bonus equal to 8% of the Employer's pre-tax profits payable within ten days of the release of the Employer's audited financial statements for such year either by press release or by SEC filing.

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4.       REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH EMPLOYER POLICY. The
Employer will reimburse Employee for "out-of-pocket" expenses in accordance with Employer policies in effect from time to time.

5. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Employee shall provide Employer with all information, suggestions, and recommendations regarding Employer's business, of which Employee has knowledge that will be of benefit to Employer.

6. CONFIDENTIALITY. Employee recognizes that Employer has and will have information regarding the following:

         o    inventions
         o    products
         o    prices
         o    costs
         o    future plans
         o    business affairs
         o    processes
         o    trade secrets
         o    technical matters
         o    customer lists
         o    product design
         o    copyrights

and other vital information (collectively, "Information") which are valuable, special and unique assets of Employer. Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

13. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 3-year period after the termination of Employee's employment.

14. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of the company, Employee agrees and covenants that for a period of 1 year following the termination of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in any business competitive with Employer. This covenant shall apply to the U.S. geographical area that includes all 50 states, Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent,
(ii) becoming an employee of any third party that is engaged in such business,
(iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Employer for the benefit of a third party that is engaged in such business. Employee agrees that this non-compete provision will

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not adversely affect the Employee's livelihood. If Company defaults on this
Agreement, including nut not limited to not making payments when due under the Agreement, then Employee is no longer required to comply with Section 8, NON-COMPETE AGREEMENT.

15. TERM/TERMINATION. The Employee's employment under this Agreement shall commence as of on the initial closing of the Employer's public offering or as soon as the Employer receives equity funding of at least $200,000, whichever shall first occur (the "Commencement Date") and shall, unless sooner terminated in accordance with the provisions hereof, continue uninterrupted for an initial three-year term expiring on the third anniversary of the day prior to the Commencement Date, and thereafter shall be automatically renewed for successive one-year periods unless terminated by either party upon ninety (90) days written notice prior to the end of any such year. As used herein the "Term" shall refer to both such initial three year term and any renewal term. The term "first three year term" shall refer to the annual period commencing on the Commencement Date and ending on the day prior to the anniversary day of the Commencement Date. The term "renewal year" shall refer to each annual period after the first year.

         Notwithstanding the foregoing, if the Agreement is not renewed for a renewal year or is terminated without cause in the first three year term, the Company will continue to pay Executive's Compensation for the balance of the first three year term or the renewal term then in effect.

         Company may terminate this Agreement for cause upon written notice to the Employee stating the facts for such cause. Cause shall include material neglect of duties, commission of a felony or Employee's material breach of this Agreement.

16. COMPLIANCE WITH EMPLOYER'S RULES. Employee agrees to comply with all of the rules and regulations of Employer.

17. RETURN OF PROPERTY. Upon termination of this Agreement, the Employee shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control which is Employer's property or related to Employer's business. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by the Employee.

18. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

         Employer:

         Enable Technologies, Inc.
         150 East 58th Street - 24th Floor
         New York, New York 10022

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         Employee:

         Mr. Robert Ziglin
         2327 E. Taxidea Way
         Phoenix, Arizona 85048

         Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

20. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

21. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. I a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

23. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York as they are applied to contracts executed and to be performed entirely within such state.

AGREED TO AND ACCEPTED

Employer:                                      Employee:

Enableware Technologies, Inc.


By:
    -------------------------------            -------------------------------
    Dr. Eugene Stricker                        Robert Ziglin

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